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Exhibit 10.3

STANDARD FORM OF AGREEMENT BETWEEN

OWNER AND CONSULTANT

FOR THE

QAD ORTEGA HILL PROJECT

AGREEMENT

made as of the 12th day of June, in the year 2002

 BETWEEN the Consultant's client identified as the Owner

QAD Inc.
6450 Via Real
Carpinteria, CA 93013

and the Consultant:

Ove Arup & Partners California
2440 S. Sepulveda Boulevard
Suite 180
Los Angeles, CA 90064 USA

Consultant's Discipline or Services:

See Exhibit A

For the following Project:

QAD Ortega Hill

The Owner and Consultant agree as follows.

ARTICLE 1 DESCRIPTION OF SCOPE
The Consultant shall provide QAD with professional services as described in Exhibit A.
ARTICLE 2 GENERAL PROVISIONS
2.1	GENERAL
2.1.1
The part of the Project for which the Consultant is to provide services is hereinafter called This Part of the Project. Except as set forth herein, the Consultant shall not have any duties or responsibilities for any other part of the Project.
2.1.2
The Construction Manager, Paul Franz Construction, Inc. shall be the general administrator of the professional services for the Project, and shall facilitate the exchange of information among the consultants retained by QAD as necessary for the coordination of This Part of the Project.
ARTICLE 3 CONSULTANT'S RESPONSIBILITIES
3.1	GENERAL RESPONSIBILITIES
3.1.1	The services performed by the Consultant, Consultant's employees and Consultant's subconsultants shall be as enumerated in Articles 4 and 5.
3.1.2
The Consultant shall designate a representative authorized to act on behalf of the Consultant with respect to This Part of the Project. The Consultant's representative authorized to act on behalf of the Consultant with respect to This Part of Project shall be Catherine Wells unless otherwise designated by written notice from Consultant to the Construction Manager giving at least fourteen (14) days prior to the change.
3.1.3
The Consultant shall recommend to the Construction Manager that appropriate investigations, surveys, tests, analyses and reports be obtained as necessary for the proper execution of the Consultant's services.
3.1.4
The Consultant's services shall be coordinated with those of the Architect and other consultants for the Project in order to avoid unreasonable delay in the orderly and sequential progress of the Architect's or other consultants' services.
3.1.5
The Consultant shall provide copies of drawings, reports, specifications and other necessary information to the Construction Manager, the Architect and other consultants for coordination and review during the course of the Project.
3.1.6
The Consultant shall not be responsible for the acts or omissions of the Construction Manager, Owner, Architect, Architect's other consultants, Contractor, Subcontractors, their agents or employees, or other persons performing any of the Work.
3.1.7
The Consultant shall maintain the confidentiality of information specifically designated as confidential by the Owner or the Construction Manager, unless withholding such information would violate the law, create the risk of significant harm to the public or prevent the Consultant from establishing a claim or defense in an adjudicatory proceeding.
3.1.8
The Consultant's services shall be performed as expeditiously as is consistent with professional skill and care and the orderly progress of the Project. The project schedule shall include allowances for periods of time required for the Construction Manager's, Owner's and Architect's review and for approval of submissions by authorities having jurisdiction over the Project. Time limits established by this schedule shall not, except for reasonable cause, be exceeded by the Consultant or Architect. The Consultant shall not be responsible for delays beyond the Consultant's control.

3.2	EVALUATION OF BUDGET AND COST OF WORK
3.2.1
Evaluations of the Owner's budget for the Project, the preliminary estimate of the Cost of the Work and updated estimates of the Cost of the Work prepared by the Construction Manager engaged by the Owner for This Part of the Project represent Construction Manager's judgment as a design professional familiar with the construction industry. It is recognized, however, that neither the Consultant nor Architect has control over the cost of labor, materials or equipment, over the Contractor's methods of determining bid prices, or over competitive bidding, market or negotiating conditions. Accordingly, the Consultant cannot and does not warrant or represent that bids or negotiated prices for This Part of the Project will not vary from the Owner's budget for the Project or from any estimate of the Cost of the Work or evaluation prepared or agreed to by the Consultant.
3.2.2	If the budget for the Cost of the Work for This Part of the Project is exceeded by the lowest bona fide bid or negotiated proposal, QAD shall
	.1	give written approval of an increase in the budget;
	.2	authorize rebidding or renegotiating of the Project within a reasonable time;
	.3	terminate in accordance with Paragraph 10.1.6 or
	.4	cooperate in revising the Project scope and quality as required to reduce the Cost of the Work.

If QAD chooses to proceed under Clause 3.2.5.4, the Consultant, as an additional service, shall modify the documents for which the Consultant is responsible, reducing the Cost of the Work for This Part of the Project as necessary to comply with the budget for the Cost of the Work. The Consultant shall be entitled to compensation in accordance with this Agreement for all services performed whether or not construction is commenced.
ARTICLE 4 SCOPE OF CONSULTANT'S SERVICES
4.1	DESIGN DEVELOPMENT
4.1.1
When authorized by Construction Manager or QAD, the Consultant shall prepare Design Development Documents from the Schematic Design studies approved by the Owner and confirmed by the Architect. The Design Development Documents shall consist of drawings and other documents to fix and describe This Part of the Project, including materials, equipment, component systems and types of construction or installation as may be appropriate, all of which are to be approved by the Owner and Architect.
4.2	CONSTRUCTION DOCUMENTS
4.2.1
When authorized by Construction Manager or QAD, the Consultant shall prepare, from the Design Development Documents approved by the Owner and confirmed by the Architect, Drawings and Specifications setting forth in detail the requirements for the construction of This Part of the Project, all of which are to be approved by the Owner and Architect. The Consultant shall prepare the Drawings and Specifications in such format as the Architect may reasonably require.
4.2.2
The Consultant shall assist the Construction Manager and the Architect as necessary in connection with the Owner's responsibility for filing the documents concerning This Part of the Project required for the approval of governmental authorities having jurisdiction over the Project.
4.3	BIDDING OR NEGOTIATION
4.3.1	The Consultant shall assist the Owner and Construction Manager in evaluating bids or negotiated proposals, and assist in awarding and preparing contracts for construction or installation.

4.4	CONTRACT ADMINISTRATION SERVICES
4.4.1
The Consultant's responsibility to provide the Contract Administration services under this Agreement commences with the award of the initial Contract for Construction and terminates at the issuance to the Owner of the final Certificate for Payment. However, the Consultant shall be entitled to a Change in Services in accordance with Paragraph 5.1 when Contract Administration Services extend 6o days after the date of Substantial Completion of the Work.
4.4.2	The Consultant shall assist the Owner and Construction Manager in the administration of the Contract between Owner and Contractor with respect to This Part of the Project as set forth below.
4.4.3
The Consultant shall visit the site at intervals appropriate to the stage of the Contractor's operations for This Part of the Project as defined in Exhibit A, or as otherwise agreed with the Construction Manager or the Owner in writing, (1) to become generally familiar with and to keep the Construction Manager informed about the progress and quality of the portion of the Work completed for This Part of the Project, (2) to endeavor to guard the Owner against defects and deficiencies in the Work, and (3) to determine in general if the Work is being performed in a manner indicating that the Work, when fully completed, will be in accordance with the Contract Documents. However, the Consultant shall not be required to make exhaustive or continuous on-site inspections to check the quality or quantity of the Work for This Part of the Project. The Consultant shall neither have control over or charge of, nor be responsible for, the construction means, methods, techniques, sequences or procedures, or for safety precautions and programs in connection with the Work for This Part of the Project, since these are solely the Contractor's rights and responsibilities under the Contract Documents.
4.4.4
The Consultant shall report to the Construction Manager known deviations from the Contract Documents. However, the Consultant shall not be responsible for the Contractor's failure to perform the Work in accordance with the requirements of the Contract Documents. The Consultant shall be responsible for the Consultant's negligent acts or omissions, but shall not have control over or charge of and shall not be responsible for acts or omissions of the Contractor, Subcontractors, or their agents or employees, or of any other persons or entities performing portions of the Work.
4.4.5	The Consultant shall at all times have access to the Work for This Part of the Project, wherever it is in preparation or progress.
4.4.6
Upon written request of the Construction Manager, the Consultant shall furnish to the Construction Manager and the Owner with reasonable promptness, in writing or in the form of drawings, interpretations of the Contract Documents prepared by the Consultant, if, in the opinion of the Construction Manager, such interpretations are necessary for the proper execution or progress of the Work.
4.4.7
The Consultant shall within a reasonable time render written recommendations on claims, disputes and other matters in question between the Owner and Contractor relating to the execution or progress of This Part of the Project as provided by the Contract Documents.
4.4.8
The Consultant shall assist the Owner and the Construction Manager in determining whether the Owner shall reject Work for This Part of the Project which does not conform to the Contract Documents or whether additional inspection or testing is required.

4.4.9
The Consultant shall review and approve or take other appropriate action upon the Contractor's submittals pertaining to This Part of the Project, such as Shop Drawings, Product Data and Samples; but only for the limited purpose of checking for conformance with information given and the design concept expressed in the Contract Documents. Following such appropriate action, the Consultant shall forward the Contractor's submittals to the Construction Manager for final disposition. Review of such submittals is not conducted for the purpose of determining the accuracy and completeness of other details such as dimensions and quantities, or for substantiating instructions for installation or performance of equipment or systems designed by the Contractor, all of which remain the responsibility of the Contractor, as required for this Part of the Project by the Contract Documents. The Consultant's review shall not constitute approval of safety precautions or, unless otherwise specifically stated by the Consultant, of any construction means, methods, techniques, sequences or procedures. The Consultant's approval of a specific item shall not indicate approval of an assembly of which the item is a component.
4.4.10
If professional design services or certifications by a design professional related to systems, materials or equipment are specifically required of the Contractor by the Contract Documents, the Consultant shall specify appropriate performance and design criteria that such services must satisfy. Shop Drawings and other submittals related to the Work designed or certified by the design professional retained by the Contractor shall bear such professional's written approval when submitted to the Construction Manager. The Consultant shall be entitled to rely upon the adequacy, accuracy and completeness of the services, certifications or approvals performed by such design professionals.
4.4.11
The Consultant shall assist the Owner in preparing Change Orders and Construction Change Directives for This Part of the Project for the Owner's approval and execution in accordance with the Contract Documents, and may recommend to the Construction Manager minor changes in the Work not involving an adjustment in the Contract Sum or an extension of the Contract Time which are consistent with the intent of the Contract Documents.
ARTICLE 5 OTHER SERVICES
5.1	CHANGE IN SERVICES
5.1.1
Change in Services of the Consultant other than a change required to bring This Part of the Project within the Project budget for the Cost of the Work, including services required of subconsultants, may be accomplished after execution of this Agreement, without invalidating the Agreement, if mutually agreed in writing, if required by circumstances beyond the Consultant's control, or if the Consultant's services are affected as described in Subparagraph 5.1.2. In the absence of mutual agreement in writing, the Consultant shall notify the Construction Manager and the Owner prior to providing such services. If the Owner or the Construction Manager deems that all or a part of such Change in Services is not required, and gives prompt written notice to the Consultant, then the Consultant shall have no obligation to provide those services. Except for a change due to the fault of the Consultant, Change in Services of the Consultant shall entitle the Consultant to an adjustment in compensation pursuant to Subparagraph 13.2.2, and to any Reimbursable Expenses described in Paragraph 12.6.
5.1.2	If any of the following circumstances affect the Consultant's services for the Project, the Consultant shall be entitled to an appropriate adjustment in the Consultant's schedule and compensation:
	.1	change in the instructions or approvals given by the Owner that necessitate revisions in Instruments of Service;
	.2	enactment or revision of codes, laws or regulations or official interpretations which necessitate changes to previously prepared Instruments of Service;

	.3	decisions of the Owner not rendered in a timely manner;
	.4	significant changes in the Project including, but not limited to, size, quality, complexity, the Owner's schedule or budget, or procurement method;
.5
evaluation of the Owner's or Contractor's proposals, including the preparation or revision of Instruments of Service, and provision of other services in connection with Change Orders and Construction Change Directives;
	.6	providing consultation concerning replacement of Work resulting from fire or other causes during construction;
	.7	failure of performance on the part of the Owner, the Owner's consultants or contractors;
	.8	evaluation of an extensive number of claims submitted by the Owner's consultants, the Contractor or others in connection with the Work;
	.9	preparation for and attendance at a public hearing, a dispute resolution proceeding or a legal proceeding except where the Consultant is party thereto;
	.10	evaluation of substitutions proposed by the Owner or the Contractor after the award of the Contract for Construction;
	.11	preparation of design and documentation for alternate bids or proposal requests proposed by the Owner;
	.12	change in the Preliminary Project information contained in the Agreement between Owner and Architect; or
	.13	Contract Administration Services provided 6o days after the date of Substantial Completion of the Work.
5.2	PROJECT REPRESENTATION SERVICES
5.2.1
If more extensive representation at the site than is described under Subparagraph 4.5.3 is required for This Part of the Project, the Consultant shall, if requested by the Owner, provide one or more Project Representatives to assist the Consultant in carrying out such additional on-site responsibilities.
5.2.2
Project Representatives shall be selected, employed and directed by the Consultant, and the Consultant shall be compensated therefor as agreed by the Owner and Consultant. The duties, responsibilities and limitations of authority of Project Representatives shall be as described in an exhibit to this Agreement.
5.2.3
Through the presence at the site of such Project Representatives, the Consultant shall endeavor to provide further protection for the Owner against defects and deficiencies in the Work for This Part of the Project, but the furnishing of such project representation shall not modify the rights, responsibilities or obligations of the Consultant as described elsewhere in this Agreement.
ARTICLE 6 ARCHITECT'S RESPONSIBILITIES
6.1	GENERAL
6.1.1
The Owner, through the Construction Manager, shall provide available information in a timely manner regarding requirements for and limitations on This Part of the Project. The Owner, through the Construction Manager, shall furnish to the Consultant, within 21 days after Construction Manager's receipt of a written request, information necessary and relevant for the Consultant to evaluate, give notice of or enforce lien rights.

6.1.2
The Owner's Representative is the Construction Manager. The Owner or Construction Manager shall render decisions in a timely manner pertaining to documents submitted by the Consultant in order to avoid unreasonable delay in the orderly and sequential progress of the Consultant's services.
6.1.3
If the Consultant considers it necessary for This Part of the Project, the Owner shall furnish the services of other consultants when such services are reasonably required by the scope of the Project, including surveys to describe physical characteristics, legal limitations and utility locations for the site of the Project and a written legal description of the site. The surveys and legal information shall include, as applicable, grades and lines of streets, alleys, pavements and adjoining property and structures; adjacent drainage; rights-of-way, restrictions, easements, encroachments, zoning, deed restrictions, boundaries and contours of the site; locations, dimensions and necessary data with respect to existing buildings, other improvements and trees; and information concerning available utility services and lines, both public and private, above and below grade, including inverts and depths. All information on the survey shall be referenced to a Project benchmark.
6.1.4
On the Consultant's request for This Part of the Project, the Owner shall furnish to the Consultant, in a timely manner, (1) detailed layouts showing the location of connections, and (2) tabulations giving sizes and loads of equipment designed, specified or furnished by others for incorporation into other parts of the Project.
6.1.5
On the Consultant's request for This Part of the Project, the Owner shall furnish, in a timely manner, the services of geotechnical engineers. Such services may include, but are not limited to, test borings, test pits, determinations of soil bearing values, percolation tests, evaluations of hazardous materials, ground corrosion tests and resistivity tests, including necessary operations for anticipating subsoil conditions, with reports and appropriate recommendations.
6.1.6
The services, information, surveys and reports required by Paragraphs 6.3 through 6.6 shall be furnished at no expense to the Consultant, who shall be entitled to rely upon the accuracy and completeness thereof. The Consultant shall provide prompt written notice to the Construction Manager if the Consultant becomes aware of any errors, omissions or inconsistencies in such services or information.
6.1.7
The Owner, through the Construction Manager, shall provide prompt written notice to the Consultant if the Owner becomes aware of any fault or defect with respect to This Part of the Project including any errors, omissions or inconsistencies in the Consultant's Instruments of Service.
6.1.8
The Architect employed by the Owner shall confer with the Consultant before issuing interpretations or clarifications of documents prepared by the Consultant and shall request the recommendation of the Consultant before providing interpretations or clarifications of Shop Drawings, Product Data, Samples or other submissions of the Contractor, or upon Change Orders and Construction Change Directives affecting This Part of the Project.
6.1.9
The Owner shall furnish to the Consultant a copy of the preliminary estimate or updated estimates of Cost of the Work as submitted to the Owner or Construction Manager, bidding documents, bid tabulations, negotiated proposals and Contract Documents, including Change Orders and Construction Change Directives as issued, to the extent that they pertain to This Part of the Project.
6.1.10	The Owner, through the Construction Manager, shall advise the Consultant of the identity of other consultants participating in the Project and the scope of their services.

6.1.11
The Architect and the Construction Manager employed by the Owner shall review the Consultant's work for compliance with the Owner's program and for overall coordination with the architectural and engineering requirements.
ARTICLE 7 COST OF THE WORK
7.1	DEFINITION
7.1.1
The Cost of the Work shall be the total cost or, to the extent the Project is not completed, the estimated cost to the Owner of all elements of the Project designed or specified by the Architect and the Owner's consultants. The Cost of the Work for This Part of the Project shall be the total cost or estimated cost to the Owner of all elements of the Project designed or specified by the Consultant.
7.1.2
The Cost of the Work or the Cost of the Work for This Part of the Project shall include the cost at current market rates of labor and materials furnished by the Owner and equipment designed, specified, selected or specially provided for by the Architect or Consultant, including the costs of management or supervision of construction or installation provided by a separate construction manager or contractor, plus a reasonable allowance for their overhead and profit. In addition, a reasonable allowance for contingencies shall be included for market conditions at the time of bidding and for changes in the Work.
7.1.3
The Cost of the Work does not include the compensation of the Architect and the Owner's consultants, the costs of the land, rights-of-way and financing or other costs that are the responsibility of the Owner as provided in Article 6 of this Agreement.
ARTICLE 8 INSTRUMENTS OF SERVICE
8.1	GENERAL
8.1.1
Drawings, specifications, and other documents, including those in electronic form, prepared by the Consultant are Instruments of Service for use solely with respect to this Project. Unless otherwise provided, the Consultant shall be deemed the author and owner of the Consultant's Instruments of Service and shall retain all common law, statutory and other reserved rights, including copyrights.
8.1.2
Upon execution of this Agreement, the Consultant grants to the Owner a nonexclusive license to reproduce the Consultant's Instruments of Service for purposes of designing, administering, using and maintaining the Project, provided that the Owner shall comply with all obligations, including prompt payment of all sums when due, under this Agreement. Such license shall authorize the Owner and the Owner's contractors and consultants to reproduce applicable portions of the Consultant's Instruments of Service solely for purposes of constructing, using and maintaining the Project. Any termination of this Agreement prior to completion of the Project as a result of any default by Owner shall terminate this license. Upon such termination, the Owner shall refrain from making further reproductions of the Consultant's Instruments of Service and shall return to the Consultant within seven days of termination all originals and reproductions in the Owner's possession or control.

8.1.3
Except for the licenses granted in Paragraph 8.2, no other license or right shall be deemed granted or implied under this Agreement. The Owner shall not assign, delegate, sublicense, pledge or otherwise transfer any license granted herein to another party (except for successors in interest) without the prior written agreement of the Consultant. Submission or distribution of Instruments of Services to meet official regulatory requirements or for similar purposes in connection with the Project is not to be construed as publication in derogation of the reserved rights of the Consultant. The Owner shall not use the Consultant's Instruments of Service for future additions or alterations to this Project or for other projects, unless the Owner obtains the prior written agreement of the Consultant which will not be unreasonably withheld or delayed. Any unauthorized use of the Instruments of Service shall be at the Owner's sole risk and without liability to the Consultant.
8.1.4
Prior to the Consultant providing to the Owner or the Construction Manager any Instruments of Service in electronic form or the Owner providing to the Consultant any electronic data for incorporation into the Instruments of Service, the Owner and Consultant shall by separate written agreement set forth the specific conditions governing the format of such Instruments of Service or electronic data, including any special limitations or licenses not otherwise provided in this Agreement.
8.1.5	The Owner and Consultant shall not make changes to the Instruments of Service without written permission of the other party.
8.1.6
The Consultant shall maintain on file and make available to the Owner design calculations for This Part of the Project, and shall furnish copies thereof to the Construction Manager and the Owner on request.
ARTICLE 9 DISPUTE RESOLUTION
9.1	MEDIATION
9.1.1
Any claim, dispute or other matter in question arising out of or related to this Agreement shall be subject to mediation as a condition precedent to arbitration or the institution of legal or equitable proceedings by either party. If such matter relates to or is the subject of alien arising out of the Consultant's services, the Consultant may proceed in accordance with applicable law to comply with the lien notice or filing deadlines prior to resolution of the matter by mediation or by arbitration.
9.1.2
The Owner and Consultant shall endeavor to resolve claims, disputes and other matters in question between them by mediation which, unless the parties mutually agree otherwise, shall be in accordance with the Construction Industry Mediation Rules of the American Arbitration Association currently in effect. Request for mediation shall be filed in writing with the other party to this Agreement and with the American Arbitration Association. The request may be made concurrently with the filing of a demand for arbitration but, in such event, mediation shall proceed in advance of arbitration or legal or equitable proceedings, which shall be stayed pending mediation for a period of 60 days from the date of filing, unless stayed for a longer period by agreement of the parties or court order.
9.1.3
The parties agree to split the mediator's fee and any filing fees equally. The mediation shall be held in the place where the Project is located, unless another location is mutually agreed upon. Agreements reached in mediation shall be enforceable as settlement agreements in any court having jurisdiction thereof.

9.2	ARBITRATION
9.2.1
Any claim, dispute or other matter in question arising out of or related to this Agreement shall be subject to arbitration. Prior to arbitration, the parties shall endeavor to resolve disputes by mediation in accordance with Paragraph 9.1.
9.2.2
Claims, disputes and other matters in question between the parties that are not resolved by mediation shall be decided by arbitration which, unless the parties mutually agree otherwise, shall be in accordance with the Construction Industry Arbitration Rules of the American Arbitration Association currently in effect. Demand for arbitration shall be filed in writing with the other party to this Agreement and with the American Arbitration Association.
9.2.3
A demand for arbitration shall be made within a reasonable time after the claim, dispute or other matter in question has arisen. In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations.
9.2.4
An arbitration arising out of or related to this Agreement may be consolidated with an arbitration between the Owner and any other person or entity if such arbitration involves common issues of fact relating to the performance by the Consultant of the Consultant's obligations under this Agreement.
9.2.5	The award rendered by the arbitrator or arbitrators shall be final, and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof.
9.3	CLAIMS FOR CONSEQUENTIAL DAMAGES
9.3.1
The Owner and Consultant waive consequential damages for claims, disputes or other matters in question arising out of or relating to this Agreement. This mutual waiver is applicable, without limitation, to all consequential damages due to either party's termination in accordance with Article 10.
ARTICLE 10 TERMINATION OR SUSPENSION
10.1	GENERAL
10.1.1
If the Owner fails to make payments to the Consultant in accordance with this Agreement within ten (10) business days after written notice from Consultant, such failure shall be considered substantial nonperformance and cause for termination or, at the Consultant's option, cause for suspension of performance of services under this Agreement. If the Consultant elects to suspend services, prior to suspension of services, the Consultant shall give seven days' written notice to the Owner. In the event of such a suspension of services, the Consultant shall have no liability to the Owner for delay or damage caused the Owner because of such suspension of services. Before resuming services, the Consultant shall be paid all sums due prior to suspension and any expenses incurred in the interruption and resumption of the Consultant's services. The Consultant's fees for the remaining services and the time schedules shall be equitably adjusted. Owner shall have the right to terminate this Agreement in the event a default is not cured by Consultant within ten (10) business days after written notice from Owner.
10.1.2
If the Project is suspended by the Owner for more than 30 consecutive days, the Consultant shall be compensated for services performed prior to notice of such suspension. When the Project is resumed, the Consultant shall be compensated for reasonable expenses incurred in the interruption and resumption of the Consultant's services. The Consultant's fees for the remaining services and the time schedules shall be equitably adjusted.
10.1.3	If the Project is suspended for more than ninety (90) consecutive days by either party, the Consultant may terminate this Agreement by giving not less than seven days' written notice.

10.1.4	Owner may terminate this Agreement upon not less than seven (7) days' written notice.
10.1.5
In the event of termination not the fault of the Consultant, the Consultant shall be compensated for services performed prior to termination, together with Reimbursable Expenses then due and all Termination Expenses as defined in Article 10.1.6.
10.1.6
Termination Expenses are in addition to compensation for the services of the Agreement and include reasonable expenses directly attributable to termination for which the Consultant is not otherwise compensated.
ARTICLE 11 MISCELLANEOUS PROVISIONS
11.1	GENERAL
11.1.1	This Agreement shall be governed by the law of the principal place of business of the Owner, unless otherwise provided in Article 14.
11.1.2
Terms in this Agreement shall have the same meaning as those in the edition of AIA Construction Manager Version Document A201, General Conditions of the Contract for Construction, current as of the date identified in the Prime Agreement.
11.1.3
Causes of action between the parties to this Agreement pertaining to acts or failures to act shall be deemed to have accrued and the applicable statutes of limitations shall commence to run not later than either the date of Substantial Completion for acts or failures to act occurring prior to Substantial Completion or the date of issuance of the final Certificate for Payment for acts or failures to act occurring after Substantial Completion. In no event shall such statutes of limitation commence to run any later than the date when the services are substantially completed.
11.1.4
To the extent damages are covered by property insurance during construction, the Owner and Consultant waive all rights against each other, contractors, consultants, agents and employees of the other for damages, except such rights as they may have to the proceeds of such insurance as set forth in the edition of AIA Document A201, Construction Manager Version, General Conditions of the Contract for Construction, current as of the date identified in the Prime Agreement. The Consultant or the Architect, as appropriate, shall require of the Owner, contractors, consultants, agents and employees of any of them similar waivers in favor of the other parties enumerated herein.
11.1.5
The Owner and Consultant, respectively, bind themselves, their partners, successors, assigns and legal representatives to the other party to this Agreement and to the partners, successors, assigns and legal representatives of such other party with respect to all covenants of this Agreement. Neither Owner nor Consultant shall assign this Agreement without the written consent of the other, except that Owner may assign this Agreement to Owner's lender(s) and Consultant shall execute any reasonable consent in connection therewith that is requested by such a lender.
11.1.6
This Agreement represents the entire and integrated agreement for This Part of the Project between the Owner and the Consultant and supersedes all prior negotiations, representations or agreements, either written or oral. This Agreement may be amended only by written instrument signed by both Owner and Consultant.
11.1.7	Nothing contained in this Agreement shall create a contractual relationship with or a cause of action in favor of a third party against either the Owner or Consultant.
11.1.8
Unless otherwise provided in this Agreement, the Owner and Consultant shall have no responsibility for the discovery, presence, handling, removal or disposal of or exposure of persons to hazardous materials or toxic substances in any form at the Project site.

ARTICLE 12 PAYMENTS TO THE CONSULTANT
12.1.1
Payments on account of services rendered and for Reimbursable Expenses incurred shall be made monthly within thirty (30) days presentation of the Consultant's statement of services to the Construction Manager. No deductions shall be made from the Consultant's compensation on account of penalty, liquidated damages or other sums withheld from payments to contractors, or on account of the cost of changes in the Work other than those for which the Consultant has been adjudged to be liable.
12.1.2
If and to the extent that the time initially established in Subparagraph 13.4.1 of this Agreement is exceeded or extended through no fault of the Consultant, reasonable compensation for services rendered during the additional period of time shall be computed on an hourly basis as additional services.
12.2	REIMBURSABLE EXPENSES
12.2.1
Reimbursable Expenses are in addition to compensation for the Consultant's services and shall mean reasonable expenses incurred by the Consultant and Consultant's employees and subconsultants directly related to the Project, of the types generally described in the following Clauses:
	.1	transportation in connection with the Project, authorized out-of-town travel and subsistence, and electronic communications;
	.2	fees paid for securing approval of authorities having jurisdiction over the Project;
	.3	reproductions, plots, standard form documents, postage, handling and delivery of Instruments of Service;
	.4	expense of overtime work requiring higher than regular rates if authorized in advance by the Owner;
	.5	renderings, models and mock-ups requested by the Owner; and
.6
expense of professional liability insurance dedicated exclusively to this Project or the expense of additional insurance coverage or limits requested by the Owner or Architect in excess of that normally carried by the Consultant.
12.2.2
Records of Reimbursable Expenses and expenses pertaining to a Change in Services and services performed on the basis of hourly rates shall be available to the Owner and Construction Manager at mutually convenient times.
12.3	INSURANCE
12.3.1
The Consultant shall obtain insurance in the amount of $1,000,000 covering claims arising out of the performance of professional services under this Agreement and caused by errors, omissions or negligent acts for which the Consultant is liable. The Consultant shall maintain this insurance in force, if available, after the completion of professional services under this Agreement until the expiration of the applicable statutes of limitations. In the event there is no such statute specifically applicable to design and construction of improvements to real property, this insurance, if available, shall be maintained in force by the Consultant for three (3) years.
12.3.2
Unless otherwise agreed, the Owner and Consultant shall each provide insurance to protect themselves from claims under workers' compensation acts; from claims for damages because of bodily injury, including personal injury, sickness, disease, or death of any employees or of any other person; from claims for damages because of injury to or destruction of property including loss of use resulting therefrom; and from damage to or destruction of property including valuable papers and records coverage and including loss of use resulting therefrom.

12.3.3	The insurance required pursuant to Subparagraphs 12.3.1 and 12.3.2 shall be in not less than the minimum limits required by law.
12.3.4
The Consultant shall promptly furnish to the Owner certificates of insurance evidencing the insurance required by Subparagraphs 12.3.1 and 12.3.2, including appropriate evidence that each type of insurance includes appropriate coverages for this specific Project. Certificates shall contain provisions that at least 30 days' prior written notice will be given to the Construction Manager in the event of cancellation, reduction in or nonrenewal of the insurance.
ARTICLE 13 BASIS OF COMPENSATION
See Exhibit A.
13.1	ADDITIONAL PROVISIONS
The Owner and Consultant agree that:
13.1.1
If services covered by this Agreement have not been completed within thirty months of the date hereof, through no fault of the Consultant for This Part of the Project, extension of the Consultant's services beyond that time shall be compensated on the basis of hourly rates as provided in Exhibit A.
13.1.2
The rates set forth for services shall be annually adjusted in accordance with normal reasonable salary review practices of the Consultant. Consultant agrees to inspect upon (a) substantial and (b) final completion and issue certificates to Architect and Owner at those points.
13.1.3	PAYMENT PROVISIONS

(Insert provisions as to conditions, contingencies, times, manner and other particulars concerning payments, including any provisions for the payment of interest.)

        This Agreement entered into as of the day and year first written above.

/s/ K. M. FISHER OWNER (Signature)	/s/ S. CARTER CONSULTANT (Signature)

K. M. Fisher, CFO (Printed Name and Title)	S. Carter, Principal (Printed Name and Title)

Exhibit A

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Our ref 76019.06/dc Date March 29, 2002 BY FAX AND MAIL	2440 South Sepulveda Boulevard Suite 180 Los Angeles California 90064 Tel +1 310 312 5040 Fax +1 310 312 5788 atila.zekioglu@arup.com
www.arup.com

Mr. Paul Franz
Paul Franz Construction Inc.
3749 Santa Claus Lane
Carpenteria, CA 93013

ARUP

Dear Mr. Franz:

QAD Ortega Hill Campus Phase I
Revised Proposal to Provide Building Engineering Services (2nd Revision)

        We are excited to hear that this project is going forward again and that QAD has invited us to be part of a team once more. We enclose our revised fee proposal and scope of services for the structural, mechanical, electrical and plumbing engineering design for the shell and core phase on this project.

PROJECT DESCRIPTION

        The project is a new 88,5000 gross square foot headquarters building for the QAD software company located in Carpenteria, in Santa Barbara County. The building is single story with a partial basement. Phase I includes only the design of the shell and core of the building. The tenant improvements will be a separate, future phase. The current building construction cost is estimated at $15,635,138.00 and the design schedule is fast-track.

SCHEDULE

        Arup Los Angeles currently employs over 120 technical staff in its Los Angeles office. If appropriate this can be augmented with additional staff from our other US offices. We understand that the project schedule is currently under review, but we are aware of the urgency to occupy the building and will work with QAD, the architect and the construction team to provide engineering services to meet QAD's goals.

SCOPE OF WORK

        Ove Arup & Partners California Ltd. (OAPCAL) will provide standard consulting structural, mechanical, electrical and plumbing engineering design services from the schematic design phase of the project through construction administration. Cost estimates will be provided at each phase by a construction manager employed by the Owner. OAPCAL will provide assistance in analyzing these estimates.

        Our services relate to the design of building systems typically located at defined positions not more than 5'-0" from the building envelope. These services will be provided under an AIA C141 (1997) Standard Form of Agreement between Owner and Consultant augmented by the Scope of Building Engineering Services document attached to this proposal. At this point, we have not received a copy of the Owner/Consultant contract. We reserve the right to review our conditions upon review of it. We have listed separately services that are excluded from our proposed scope of work.

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BUILDING ENGINEERING FEES

        The attached fees are based on our current understanding of the project as represented by the project cost estimate prepared by Melchiori Construction Co., dated February 7th, 2002 with an estimated building construction cost of $15,635,138.00 (shell and core—$10,323,875.00 and tenant improvements—$5,311,263.00). However, we would welcome the opportunity to negotiate fees based on any additional information that you may provide. We propose building engineering fees as outlined below.

SHELL AND CORE FEES

        The fees are based on a building shell and core construction cost of 2.7% of $10,323,875, for basic services related to structural, mechanical, electrical and plumbing engineering for the shell and core design for the Design Development through Construction Administration phases. The fees have been separated by phase, however our proposal is based on the assumption that we will be providing services for all phases. Our scope includes fitout of the core spaces, the lobbies, MEP supply to a single point of connection in the kitchen and HVAC for the data center. The following items are additional to this basic fee.

1.
Update to current building code requirements

  The existing building design was based on the 1994 code requirements and so a complete re-design of the mechanical work done to date and the building lateral system is needed to meet current codes and this also has impacts on the architectural design. This will result in an updated set of drawings for costing and Owner approvals. The design development fee indicated in the schedule below covers this re-work.

2.
Integration of structure, systems and ceiling heights

  The site constraints on the overall building height, combined with QAD's desire to maximize internal ceiling height, require the MEP and structural systems to be carefully coordinated together, unlike typical shell and core construction where structure and services are separate. We propose an additional lump sum fee of $40,000 to do sizing and preliminary distribution plans for the MEP systems in all the TI spaces and to modify structure and ductwork to best achieve the required ceiling heights. This information will be documented for use by the TI designer.

3.
Mechanical Title 24 analysis

  In order to retain the existing architectural concept as much as possible, while meeting the new Title 24 energy conservation requirements, we are carrying out a specialized performance analysis of the building, rather than the standard prescriptive code approach. This requires additional analysis in both the design development and construction administration phases and for this we propose and additional lump sum fee of $25,000.

4.
Site Lighting

  We have also been asked to include the design of site and parking lot lighting in our scope, including selection of fixtures in conjunction with the architect and preparation of plans. We will also provide a lighting level plan based on the selected fixtures. We propose a fee of $4,000 including one trip to Santa Barbara County. QAD will be responsible for obtaining any necessary approvals from the local neighborhood jurisdictions.

TENANT IMPROVEMENT FEES

        These fees are based on 84,000sf of space, including offices, conference rooms, fitness center, visitor center and data center. There is also a kitchen, which will be designed by a specialist kitchen consultant.

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        For this scope of work, we propose a fee of $120,000. If we are awarded the TI scope in addition to the shell and core, we will charge only $20,000 fee under shell and core design services for integration of structure, systems and ceiling heights.

        Should the program change in scope or area or the budget change once it is established in later phases, we would amend our fees as appropriate. In addition, our fee proposal is based on seamless continuity between phases, and any delays in the project not the fault of the design team, will be subject to negotiated demobilization and mobilization costs. We do understand that there will be the obligatory review periods by the user groups and facilities personnel, as well as plan check by the governing agencies.

        This proposal is based on our invoicing monthly through each phase of the project, and receiving payment within 45 days of invoice.

SHELL AND CORE FEES

Phase	Phase Split	Structural, Mechanical, Electrical and Plumbing Shell and Core Engineering Fees
Design Development	22%	$61,324.00
Construction Documents	44%	$122,648.00
Bidding / Negotiations	6%	$16,725.00
Construction Administration	28%	$78,048.00
Sub-Total	100.00%	$278,745.00
Integration of Systems	—	$40,000.00
Mechanical Title 24 Analysis	—	$25,000.00
Site Lighting	—	$4,000.00
Total	—	$347,745.00

TENANT IMPROVEMENT FEES

Phase	Phase Split	Structural, Mechanical, Electrical and Plumbing Tenant Improvement Engineering Fees
Schematic Design	15%	$18,000.00
Design Development	15%	$18,000.00
Construction Documents	40%	$48,000.00
Bidding / Negotiations	5%	$6,000.00
Construction Administration	25%	$30,000.00
Sub-Total	100.00%	$120,000.00

QUOTED FEES ASSUMPTIONS

  1.
  Our fee is based on a design development plus construction document phase schedule of a total of ten (10) months. Should that time period be extended beyond eleven (11) months, we will asses an additional service charge of $5,000.00 per month.

  2.
  If the project is placed on hold, we will be assessing an additional start up and mobilization fee of $10,000.00 when the project resumes.

  3.
  We reserve the right to stop work if fees are not received 60 days after issuing an invoice.

  4.
  Invoices older than 60 days will attract a backdated finance charge of 1.5% per month.

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ADDITIONAL SERVICES AVAILABLE

        We have attached for your reference our standard scope of engineering services. In addition to our Basic Building Engineering services, we have the ability to provide Additional or Specialist Services in various areas, if necessary, in the course of the project. Some of the services, which may prove to be relevant to this project, are:

  •
  Architectural Lighting Design: As part of Basic Services, OAPCAL will provide general lighting design as defined in the attached scope of work, and site lighting as an additional service described previously.

  •
  Acoustics, including architectural and environmental noise issues and noise control. Please see our proposal submitted under separate cover.

  •
  Telecommunications systems, including voice, data, paging, intercom, public address, central clocks, elapsed timers, etc. Our basic fee includes only providing electrical power to the equipment. Conduit layouts, sizing, and all associated infrastructure for these systems will be the responsibility of the Owner. When the extent of any telecommunications infrastructure to be provided in our work is clarified, we will provide an additional services proposal.

  •
  Audio Visual systems, including audiovisual for meeting rooms, exhibits, retail floor, etc. Our basic fee includes only providing electrical power to the equipment. Conduit layouts, sizing, and all associated infrastructure for these systems will be the responsibility of the Owner.

  •
  Security Systems, including CCTV, door alarms, and card key access system. Our basic fee includes only providing electrical power to the equipment. Conduit layouts, sizing, and all associated infrastructure for these systems will be the responsibility of the Owner.

  •
  Life Cycle Costing Analysis, Early in the design process life cycle cost for tradeoffs of alternative building systems can be analyzed and explored to arrive at the most appropriate and cost effective solution. Life cycle costing of systems is an integral and important element of the process of energy efficient design. Upon request, we would be happy to provide a proposal.

  •
  Computerized Daylighting Studies

  •
  Computational Fluid Dynamics Study, the use of CFD analysis can be used as a means to understand air flows within a space by modeling the space in 2- or 3-D. This has been proven to save clients on capital cost and energy consumption. Upon request we would be happy to provide a proposal.

  •
  Non-linear and / or Performance Based Seismic Design of Structural Systems

  •
  Dynamic Analysis of Structural Systems, where not required by Code.

  •
  Sustainable Design Consulting Services—Our basic services does not include the detailed Energy Analyses required for LEED certification, advice on Integrated Envelope Design and LEED rating specifications not specifically related to the mechanical, electrical or plumbing systems. These elements can be provided as an additional service.

  •
  Façade Engineering

  •
  Special Materials—Incorporation of special materials as part of the structural system, which are not recognized by the Building Code.

        Additional services will be carried out on either a negotiated lump sum or time and materials basis. Our current time and materials rates are as follows. Hourly rates are reviewed annually in April.

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SCHEDULE OF HOURLY TIME BASIS RATES

Principal	$225.00
Senior Associate/ Project Manager	$155.00
Associate	$135.00
Senior Engineer	$110.00
Engineer	$95.00
Sr. Draftsperson	$90.00
Designer / Draftsperson	$80.00
Clerical I	$50.00
Clerical II	$65.00

OUTLINE OF EXCLUDED SCOPE

        The basic scope of our services, and therefore the engineering fees as outlined in the proposal, DOES NOT include the following items:

  •
  Cost estimating. However, as part of Basic Services, OAPCAL will provide review and comment to cost analysis completed by others as part of this scope of work.

  •
  Smoke exhaust calculations. However, as part of Basic Services, OAPCAL will design smoke control systems based upon airflow calculations, smoke exhaust and pressurization requirements and concepts provided by a specialty Fire and Life Safety Code Consultant.

  •
  Preparation of Record Drawings from the Contractor's As-Built drawings. However, as part of Basic Services, OAPCAL will review the as-built drawings by the Contractor for completeness.

  •
  Building commissioning. However, as part of Basic Services, OAPCAL will review testing and balancing reports, as-built drawings, owner's manuals and final field observation report during the construction administration phase. Witnessing and directing the actual testing and balancing of the mechanical and electrical systems and / or full commissioning of the building services is excluded from our scope of work.

  •
  Preparation of demolition drawings / site surveys / building services surveys, utilizing non-invasive activities, including building a set of CAD drawings is excluded from our scope of work.

  •
  Wind tunnel testing and evaluation.

REIMBURSABLE EXPENSES

        Reimbursable expenses include the following items, all of these expenses will be reimbursed at 1.1 times cost. We suggest that you allow for $20,000.00 (twenty thousand dollars) for reimbursable expenses related to this project.

  •
  Travel and accommodations outside of Los Angeles County.

  •
  All costs associated with printing and plotting of formal submissions to the Owner, other consultants, and the Contractor.

  •
  Courier and long distance telephone charges.

  •
  Additional CADD drawings requested by the Owner other than that required in the final submittal for each phase of the project as detailed in the attached Scope of Engineering Services.

  •
  If authorized in advance by the Owner, expense of overtime work requiring higher than regular rates.

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  •
  Expense of renderings, models and mock-ups requested by the Owner.

        We have a team of experienced engineers looking forward to the chance to work on this project. We would be pleased to have the opportunity to meet with you to discuss this proposal in detail. If you need any further information, please do not hesitate to call our proposed Project Manager, Catherine Wells or me.

Yours sincerely,
    for Ove Arup & Partners California Ltd.

Atila Zekioglu
Principal

Enc        Scope of Engineering Services

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QAD Ortega Hill, Phase I Scope of Engineering Consulting Services March 29, 2002	ARUP

STRUCTURAL ENGINEERING SERVICES AND DELIVERABLES

Introduction

        The basic structural design services of Ove Arup & Partners California Ltd. (OAPCAL) include designing building structural systems and all other major components of the buildings requiring support limited to within five feet (5'-0") of any building envelope. All free standing structures including but not limited to retaining walls, property line walls / fences, trash enclosure walls, stairs, flagpoles, planter and landscaping walls, equipment enclosures, pavement sections, shall be done by a registered Civil Engineer retained by others, and are not included as part of this scope. We will design bases for light poles at the building exterior.

1.0  Design Development

        Based on the previously approved schematic design scheme, OAPCAL will prepare design drawings and other documents as required to describe the structural systems, materials, and design intent as delineated by the Architect and other such elements, as may be appropriate.

1.1
OAPCAL will review the existing geotechnical report for structural concerns and conformance with new codes, and respond in writing.

1.2
OAPCAL will re-analyze the building lateral systems and prepare CADD plans of the revised structural system in conformance with the 1997 Uniform Building Code and current architectural layouts, showing foundations, framing and preliminary design of special conditions and systems including materials, gross sizes, critical details, coordination clearances and basic dimensions.

1.3
OAPCAL will participate in cost analysis and cooperate with the construction manager in the preparation of detailed estimates, including alternate materials and systems.

1.4
OAPCAL will coordinate its work with that of other consultants.

1.5
OAPCAL will coordinate the Design Development drawings with the revised drawings prepared by other consultants and prepare a list of any and all design concerns and considerations related to structural engineering.

1.6
OAPCAL will attend two(2) design coordination meeting with the Design Team in Santa Barbara County.

2.0  Construction Documents

        Based on the approved design development scheme, OAPCAL will prepare construction documents.

2.1
Construction documentation shall include preparation of documents necessary to fully and completely convey the design, which shall be used for bidding and construction. Documents shall include detailing of structural connections.

2.2
OAPCAL will indicate non-structural items that affect the basic structure or provide appropriate cross-references to drawings by others for such items. Special attention will be required relative to the exterior façade. We will account for design loads (wind, gravity, etc.) imposed onto the building structural system, as a result of the exterior façades. However, the façade component design and detailed façade attachments are not included in OAPCAL's building engineering scope of work.

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2.3
OAPCAL will provide necessary criteria and other information needed for the design and installation of pre-engineered elements.

2.4
OAPCAL will indicate on the drawings design criteria such as live and superimposed dead loads, material strengths, code requirements and any provisions for future additions.

2.5
OAPCAL will coordinate as required with the Architect and other consultants relative to structural impacts to their work.

2.6
OAPCAL will produce, as required by jurisdictional authorities, structural calculations in order to facilitate review of the documents for permit. Drawings and calculations shall be "signed and sealed" as required by the building official in order to obtain a building permit.

2.7
The design and documentation of non-primary and non-load bearing structural components as required by the Architect and other consultants in order to facilitate other components of the project, including ceiling and interior partitions, are not part of OAPCAL's scope.

2.8
OAPCAL will assist the Architect in specifying the scope, standards and frequency of required testing and inspection services by independent agencies.

2.9
OAPCAL will revise drawings as required by reviewing code authorities and assist the Architect to obtain all City, County, State or other governmental approvals prior to bid.

2.10
OAPCAL will attend three (3) coordination meetings with the Design Team in Santa Barbara County.

2.11
OAPCAL will prepare final specifications utilizing our master specification system based on the CSI format to include the Architect's typeface and page layout.

3.0  Bidding and Negotiations

3.1
OAPCAL will be responsible for coordination and incorporating all addenda into the Construction Documents package for issue to the Contractor "for construction."

3.2
OAPCAL will assist the Owner and the Architect during the Bid Phase by interpretation of the Bid Documents and coordination and preparation of Addenda.

3.3
OAPCAL will attend Pre-Bid and Pre-Construction meetings, answer Contractor questions and issue addenda.

4.0  Construction and Post Construction Administration

4.1
OAPCAL will visit the site at intervals, to become generally familiar with the progress and quality of the work and to see whether construction is proceeding in accordance with the Construction Documents. This will be one visit per month over the construction period of the superstructure. A written report of OAPCAL's findings shall be prepared at the conclusion of each site visit and be forwarded to the Owner and the Architect.

4.2
OAPCAL will resolve all "Requests for Information" pertaining to the structural design.

4.3
OAPCAL will advise and consult with the Owner, the Architect and other consultants during the Construction Administration phase.

4.4
OAPCAL will report to the Owner and the Architect in writing any work observed during site visits that does not conform to the Construction Documents.

4.5
OAPCAL will prepare revisions, modifications and construction bulletins as required.

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4.6
OAPCAL will review or reject the Contractor's submittals (such as shop drawings, product data and samples), but only for conformance with the Construction Documents. Such action shall be taken with reasonable coordination and promptness and in no case longer than ten (10) working days from receipt, so as to cause no delay. If any Contractor submittal requires more than two reviews, the third review and any subsequent review will be an additional service.

5.0  Exclusions

5.1
Performance of cost analysis. However, OAPCAL will provide review and comment to cost analyses completed by others as part of this scope of work.

5.2
As part of Basic Services, OAPCAL will review the as-built drawings prepared by the Contractor for completeness. These as-built drawings will be the record drawings.

5.3
Non-public exit stairs and external stairs outside the building envelope.

5.4
Design of curtain wall / façade framing for heavier finishes such as full course brick veneer, GFRC, precast concrete or stone finishes.

5.5
Design and detailing for aluminum and steel glass storefront window wall systems.

5.6
Underpinning and / or shoring of existing and adjacent buildings and streets as may be required during construction. Shoring and / or excavation procedures and design packages of any sub-grade components.

5.7
Large billboards, signage and graphic elements, which are not an integral part of the building's structural system.

5.8
We have assumed that the project will be bid as one complete package for construction in one continuous phase, and as such, the documentation and effort to create separate foundation, steel, etc., bid packages is excluded.

5.9
Design, engineering and plan check approval of remedial solutions required to correct as-built conditions (Contractor errors) that significantly do not conform to the Construction Documents.

6.0  Scope Clarifications

6.1
Stair Design: As part of Basic Services, we have included the design of all concrete stairs within and directly adjacent to the building.

6.2
Ceilings: We will provide attachment points for heavy decorative plaster, metal or wood ceilings from the roof or floor structure above. Lightweight ceiling suspension systems will be a bidder-designed element, indicated on the architectural drawings.

6.3
Handrails: The design of handrails / guardrails is included for stairs that we design (see above), catwalks that we design, seating balconies, and lobbies. Handrails / guardrails for bidder-designed stairs will be a bidder-designed element.

6.4
We will assist the Architect to provide a design-build specification and conceptual details indicating the nature of exterior skin connections, including metal studs, and supports for exterior building maintenance equipment. We are assuming that for the purposes of this proposal that the façade is non-load bearing. Our experience has been that the curtain wall contractor's final methods of attachment to the building superstructure (including embedded items and architectural pre-cast concrete) differ, and the design-build contractor will provide the Owner with the most cost effective solution.

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MECHANICAL / PLUMBING ENGINEERING SERVICES AND DELIVERABLES

Introduction

        The basic mechanical and plumbing engineering services of OAPCAL include design of all mechanical, plumbing and energy management systems for the project, including water, sewer and natural gas systems to a point of connection five feet (5'-0") outside of the main building. Design of the fire hydrant system to a point of connection, as required, shall be done by a registered Civil Engineer. As part of its Basic Services, OAPCAL will develop a performance specification for the fire sprinkler system, fire riser location and main pipe distribution. Site drainage shall be performed by a registered Civil Engineer.

        Primary ductwork routes will be designed for vertical risers and main horizontal distribution to service a nominal number of VAV devices. This effort is necessary due to required coordination with architectural, structural and other trades for restricted floor to ceiling heights. Coordination of sprinkler main and roof drain piping with structure and ceiling will be carried out.

1.0  Design Development

1.1
OAPCAL will attend two (2) systems design / coordination meetings with the Design Team in Santa Barbara County.

1.2
OAPCAL will re-size mechanical units, provide weights, electrical loads and unit locations in building(s).

1.3
OAPCAL will determine main duct sizes and VAV device zoning.

1.4
OAPCAL will contact local authorities to determine requirements and develop code review for any special requirements.

1.5
OAPCAL will re-evaluate the building for compliance with the new Title 24 Energy Code requirements and revised building codes. OAPCAL will advise on architectural implications due to new code requirements.

1.6
OAPCAL will prepare Design Development drawings on electronic backgrounds of architectural plans.

1.7
OAPCAL will coordinate with other consultants.

2.0  Construction Documents

2.1
OAPCAL will attend three (3) coordination meetings with the Design Team in Santa Barbara County.

2.2
OAPCAL will coordinate work with other consultants.

2.3
OAPCAL will prepare final construction documents.

2.4
OAPCAL will revise drawings as required by reviewing code authorities. Assist the Architect to obtain all City, County, State or other governmental approvals prior to bid.

2.5
OAPCAL will attend final meeting with the Owner prior to review of final construction drawings.

2.6
OAPCAL will attend all backcheck meetings, as required, with government agencies to obtain approval of mechanical systems.

2.7
OAPCAL will prepare final specifications utilizing our master specification system based on the CSI format to include the Architect's typeface and page layout.

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3.0  Bidding and Negotiations

3.1
OAPCAL will respond to the Architect with all clarifications of drawings.

3.2
OAPCAL will provide addenda as required to clarify drawings.

3.3
OAPCAL will assist with post-bid analysis of mechanical / plumbing engineering components.

4.0  Construction and Post Construction Administration

4.1
OAPCAL will provide one visit per month during the major installation of mechanical and plumbing systems and a final jobsite observation to prepare a mechanical/plumbing punch list.

4.2
OAPCAL will provide clarifications and revisions to drawings and / or specifications when required.

4.3
OAPCAL will review shop drawings and submittals. If any Contractor submittal requires more than two reviews, the third review and any subsequent review will be an additional service.

5.0  Exclusions

5.1
Specialist studies (i.e., life cycle costing, daylighting and natural ventilation)

5.2
Performance of cost analysis. However, OAPCAL will provide review and comment to cost analyses completed by others as part of this scope of work.

5.3
As part of Basic Services, OAPCAL will review the as-built drawings prepared by the Contractor for completeness. These as-built drawings will be the record drawings.

5.4
Kitchens, cafeteria, concessions and pantries will be provided with single utility connection points at agreed positions and floor drainage connection points at agreed positions. The kitchen or concession shall be designed by a specialist consultant who will provide all necessary information for furniture, mechanical and plumbing services and obtain all necessary permits; OAPCAL will coordinate utility connection points only, as noted above.

5.5
Special mechanical systems and / or process systems.

5.6
Design, engineering and plan check approval of remedial solutions required to correct as-built conditions (Contractor errors) that significantly do not conform to the Construction Documents.

5.7
Acoustical consulting services related to the analysis and evaluation of on-site and off-site noise, including noise generated by mechanical equipment.

5.8
Design of infrastructure for a dedicated Data Center is included as part of this Scope of Work.

6.0  Scope Clarifications

6.1
OAPCAL will design smoke control systems based upon airflow calculations and concepts provided by a specialty Code Consultant retained by others.

6.2
OAPCAL will undertake a prescriptive Title 24 code check on the building at the Design Development Phase, and will make recommendations on any modifications that may be necessary in order to comply with Title 24 requirements. Once the modifications are made, OAPCAL will undertake a further prescriptive compliance check.

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ELECTRICAL ENGINEERING SERVICES AND DELIVERABLES

Introduction

        The basic electrical engineering services of OAPCAL include the basic design of building and site electrical systems as required for a core and shell design. This will include electrical service from the building to a point of connection supplied by the utility company, design of general power service to all HVAC and plumbing equipment. Additionally, this will include all required minimum emergency power, fire and smoke detection, emergency lighting and normal power systems for core and utility areas.

1.0  Design Development

1.1
OAPCAL will attend two (2) systems design / coordination meetings with the Design Team in Santa Barbara County.

1.2
OAPCAL will re-evaluate and re-define all major electrical systems.

1.3
OAPCAL will re-evaluate and incorporate any design/code changes and prepare Design Development drawings on electronic backgrounds of architectural plans.

2.0  Construction Documents

2.1
OAPCAL will attend three (3) coordination meetings with the Design Team in Santa Barbara County.

2.2
OAPCAL will coordinate work with other consultants.

2.3
OAPCAL will prepare final construction documents.

2.4
OAPCAL will revise drawings, as required by reviewing code authorities. Assist the Architect to obtain all City, County, State or other governmental approvals prior to bid.

2.5
OAPCAL will attend final meeting with the Owner prior to review of final construction drawings.

2.6
OAPCAL will attend all backcheck meetings, as required, with government agencies to obtain approval of electrical systems.

2.7
OAPCAL will prepare final specifications utilizing our master specification system based on the CSI format to include the Architect's typeface and page layout.

3.0  Bidding and Negotiations

3.1
OAPCAL will respond to Architect with all clarifications of drawings.

3.2
OAPCAL will provide addenda as required to clarify drawings.

3.3
OAPCAL will assist with post-bid analysis of electrical engineering components, if required.

4.0  Construction and Post Construction Administration

4.1
OAPCAL will provide one visit per month during major installation of electrical systems and a final jobsite observation to prepare an electrical punch list.

4.2
OAPCAL will provide clarifications and revisions to drawings and / or specifications when required.

4.3
OAPCAL will review shop drawings and submittals. If any Contractor submittal requires more than two reviews, the third review and any subsequent review will be an additional service.

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5.0  Exclusions

        The following work is excluded from the OAPCAL scope of work:

5.1
Tenant improvements and fit-outs of the occupied spaces. OAPCAL scope of work will be limited to minimal core and shell type of services.

5.2
Record drawings. However, as part of Basic Services, OAPCAL will review the as-built drawings by the Contractor for completeness. These as-built drawings will be the record drawings.

5.3
Kitchens, cafeteria, concessions and pantries will be provided with a single utility connection point at an agreed position. The kitchen or concession shall be designed by a specialist consultant who will provide all necessary information for equipment requiring electrical services and obtain all necessary permits; OAPCAL will coordinate the utility connection point only, as noted above.

5.4
Performance of cost analysis. However, OAPCAL will provide review and comment to cost analysis completed by others as part of this scope of work.

5.5
The design of the telephone, data, sound, audio-visual, security and other signal systems including device layouts, cable trays, conduit routings, system specifications, equipment layouts, and wiring will be provided by specialist consultants appointed by the Owner / Architect. Our basic fee includes only providing power supplies to the equipment, based on information provided by others.

5.6
Design, engineering and plan check approval of remedial solutions required to correct as-built conditions (Contractor errors) that significantly do not conform to the Construction Documents.

5.7
The shell and core scope of work includes space for a future computer room. We will provide power to this room, based on requirements from QAD. The telecommunications designer will provide requirements for underground telecommunication conduits to the room.

6.0  Scope Clarifications

6.1
As part of Basic Services, OAPCAL will provide basic building lighting design. This includes the development of appropriate lighting schemes for typical toilet rooms, utility rooms, main lobby, exit lighting at exterior doors and core spaces only. Our work will include the selection of light fixtures, providing catalog sheets, and assisting the Architect in generating reflected ceiling plans. Excluded from our scope of work are exhibit lighting, accent lighting and custom light fixtures. OAPCAL will provide Title 24 calculations as part of the mechanical calculations, with an allowance for interior lighting to be used in the tenant improvement fit-out design by others. If local jurisdiction requires independent calculations to be completed for individual spaces, this shall be an additional service and a separate proposal can be forwarded at that time.

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QuickLinks

STANDARD FORM OF AGREEMENT BETWEEN OWNER AND CONSULTANT FOR THE QAD ORTEGA HILL PROJECT